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                                                                  Exhibit 99.(i)

[WILMER CUTLER PICKERING HALE AND DORR LLP LOGO]

    [WILMER CUTLER PICKERING HALE AND DORR LLP LETTERHEAD]  2445 M STREET NW
                                                            WASHINGTON DC 20037
                                                            + 1 202 663 6000
                                                            + 1 202 663 6363 fax
                                                            www.wilmerhale.com
                                December 28, 2004

Lord Abbett Tax-Free Income Trust
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

     You have requested our opinion in connection with your filing of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (the "Amendment") under the Securities Act of 1933, as amended (Amendment No. 28 under the Investment Company Act of 1940, as amended), of Lord Abbett Tax-Free Income Trust, a Delaware statutory trust (the "Trust"),(1) and in connection therewith your registration of shares of beneficial interest, without par value, of the Lord Abbett High Yield Municipal Bond Fund (Classes A, B, C, and P) (collectively, the "Shares").

     We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

     We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Trust of the consideration therefor as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

     We express no opinion as to matters governed by any laws other than Title 12, Chapter 38 of the Delaware Code. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               WILMER CUTLER PICKERING
                                               HALE AND DORR LLP


                                               By: /s/ Martin E. Lybecker
                                               Martin E. Lybecker, a partner

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(1)  The current name of the Trust is "Lord Abbett Tax-Free Income Trust". We understand that, effective December 30, 2004, the Trust will be renamed "Lord Abbett Municipal Income Trust". An Amendment to the Declaration and Agreement of Trust that changes of the name of the Trust from Lord Abbett Tax-Free Income Trust to Lord Abbett Municipal Income Trust has been properly executed by a majority of the trustees, the Board of Trustees has adopted a Resolution to amend the By-laws of the Trust to that effect, and a Certificate of Amendment that effects that name change has been executed and filed with the Secretary of State of Delaware and will be effective on the effective date of the Amendment.